UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): March 28, 2018

MICHAEL KORS HOLDINGS LIMITED
(Exact name of Registrant as Specified in its Charter)

British Virgin Islands	001-35368	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

33 Kingsway London, United Kingdom WC2B 6UF (Address of principal executive offices)
44 207 632 8600 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02     DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.
On March 28, 2018, Michael Kors (USA), Inc. (the “Company”) and Michael Kors Holdings Limited (“MKHL”) entered into amended and restated employment agreements with each of Michael Kors, our Honorary Chairman and Chief Creative Officer (the “Kors Agreement”), and John D. Idol, our Chairman and Chief Executive Officer (the “Idol Agreement”). The material terms of these agreements are set forth below, such terms qualified in their entirety by terms of the Kors Agreement and the Idol Agreement, respectively, which MKHL intends to file with the U.S. Securities and Exchange Commission as exhibits to its Annual Report on Form 10-K for the fiscal year ended March 31, 2018. Because these agreements are restatements of prior agreements, many provisions described below are continuations of terms from the prior agreements and have been previously disclosed.
Kors and Idol Agreements
Under the new agreements, each of Mr. Kors and Mr. Idol is entitled to an annual salary of not less than $1.350 million. The executives are also entitled to receive the cash incentives described below.
Commencing with the fiscal year beginning April 1, 2018 (the “2019 Fiscal Year”), each executive is eligible to receive a cash incentive in accordance with, and subject to, the terms and conditions of, MKHL’s then existing executive cash incentive program which is a component of the Michael Kors Holdings Limited Amended and Restated Omnibus Incentive Plan as the same may be amended or modified by MKHL from time to time in its sole discretion (subject to shareholder approval if required) (the “Incentive Plan”). The annual cash incentive payment (the “Cash Incentive”) will be a percentage of the executive’s then-current base salary (with incentive levels set at not less than 100% threshold – 200% target – 400% maximum). The Cash Incentive will be based upon the achievement of performance goals established by the board of directors of MKHL (the “MKHL Board”) (or appropriate committee thereof, including the Compensation Committee) over a performance period also established by the MKHL Board (or appropriate committee thereof, including the Compensation Committee). Except in limited circumstances, the executive must be employed by the Company on the date that the Cash Incentive is actually paid which will be the same date that annual cash incentives are paid to other senior executives of the Company.
As set forth in the prior agreement, if the Compensation Committee determines that the executive was overpaid as a result of certain restatements of the reported financial or operating results of MKHL due to material non-compliance with financial reporting requirements, then it may reduce the amount of a bonus, or require the executive to re-pay the overpaid portion of the bonuses, as long as the determination as to the fact that a bonus has been over paid is made before the end of the third fiscal year following the year for which the bonus performance criteria were inaccurate, but extended until any restatement is complete.
Kors Agreement
The term of Mr. Kors’ employment agreement remains unchanged. It terminates upon his death, permanent disability or for “Cause” (as defined in the Kors Agreement and unchanged from the prior agreement).
Under the Kors Agreement, Mr. Kors’ titles also remain unchanged. He is Honorary Chairman and Chief Creative Officer of the Company and MKHL. The Company and MKHL will use best efforts to cause Mr. Kors to be appointed or elected to their respective boards of directors.
Mr. Kors’ salary and bonus rights have been amended, as described above. His rights to retirement, welfare, fringe and other employee benefits remain unchanged.

                He continues to be entitled to participate in all Company employee benefit plans (to the extent eligible therefor). If any benefit plan is not available to Mr. Kors due to his nationality or residence, the Company must use best efforts to provide a substantially equivalent benefit through another source, at its expense. The Company must provide health and medical insurance to Mr. Kors at its own cost without contribution from Mr. Kors. The Company also pays the premiums on the whole life insurance policy and the $500,000 term life insurance policy, in each case currently owned by and in place on the life of Mr. Kors. The Company provides him with an automobile and driver for transportation to and from the Company’s offices and for other business purposes.

The contract termination provisions have not been changed in the Kors Agreement. The Company may not terminate Mr. Kors for an reason other than Cause, and therefore, a termination by the Company will not result in any severance. However, if Mr. Kors dies or becomes permanently disabled, or terminates under circumstances where the Company breached the Kors Agreement, he or his estate (as applicable) is entitled to a pro rata portion of his bonus that would have been payable to Mr. Kors in respect of the fiscal year during which the termination, death or permanent disability occurred. If Mr. Kors terminates his employment without the Company’s consent (and other than due to death or permanent disability or due to the Company’s breach of the Kors Agreement), for the remainder of his lifetime he will be an independent and exclusive design consultant for the Company for an annual fee of $1.0 million and will not compete with the Company.
The Kors Agreement continues the indemnification commitments that applied under the prior agreement. The Company and MKHL will indemnify Mr. Kors and hold him harmless to the maximum extent permitted by applicable law, against liabilities, costs, and expenses incurred in connection with any action, suit, claim or proceeding to which he may be made a party by reason of his being an officer, director or employee of the Company or any of its affiliates, but not for any acts taken in bad faith or in breach of his duty of loyalty to the Company or MKHL under applicable law. Such rights may not be less favorable than any indemnification and hold harmless rights provided by the Company or MKHL to any senior officer. These provisions survive the termination of the Kors agreement.
The Kors Agreement gives Mr. Kors creative and aesthetic control over the products produced and sold under the MICHAEL KORS trademarks and related marks, including exclusive control of the design of such products (so long as the exercise of such control is commercially reasonable). All intellectual property created by or at Mr. Kors’ direction in the course of his employment is the exclusive property of the Company. Mr. Kors remains obligated to maintain the confidentiality of the Company’s proprietary information.
The Company has agreed not to enter into any new line of business without Mr. Kors’ consent, if he reasonably determines that such line of business is detrimental to our trademarks. Mr. Kors may not render services to any other persons or compete with the Company’s business (except for charitable activities not inconsistent with the intent of the Kors Agreement and literary, theatrical and artistic activities not detrimental to the Company’s trademarks).
Idol Agreement
The term of the Idol Agreement extends through March 31, 2021 and will be automatically renewed for additional one-year terms, unless either Mr. Idol or the Company gives advance written notice of non-renewal. Mr. Idol will continue to serve as Chairman and Chief Executive Officer of the Company and MKHL, reporting to the MKHL Board. The Company and MKHL must use best efforts to cause Mr. Idol to be appointed or elected to the position of Chairman of the board of directors of each of them. As in the prior agreement, upon his termination from employment for any reason, Mr. Idol will immediately resign from such boards and from other officer and director positions with MKHL and its subsidiaries.
Mr. Idol's salary and bonus rights have been amended, as described above. Mr. Idol’s employee, retirement and fringe benefit rights are not changed in the Idol Agreement. He remains entitled to participate in all Company employee benefit plans and programs generally available to senior officers. The Company pays the premiums, up to a maximum of $50,000 per annum, for Mr. Idol’s $5.0 million whole life insurance policy. The Company also provides Mr. Idol with an automobile and driver for transportation to and from the Company’s offices and for business purposes as provided for in the Idol Agreement.

The circumstances and consequences of termination of Mr. Idol’s employment remain unchanged. The Idol Agreement will terminate upon Mr. Idol’s death or “Total Disability” (as defined in the Idol Agreement and unchanged from the prior agreement). Mr. Idol may terminate the Idol Agreement without Good Reason (as defined in the Idol Agreement and unchanged from the prior agreement except that the definition of Change in Control has been amended to conform to the Incentive Plan) upon six months’ advance notice or with Good Reason, subject to certain notice and cure rights. We may terminate the Idol Agreement with “Cause” (as defined in the Idol Agreement and unchanged from the prior agreement) upon 10 days advance written notice, subject to Mr. Idol’s having certain rights to meet with the MKHL Board, and a majority of the MKHL Board approving his dismissal.

If Mr. Idol’s employment is terminated by the Company without Cause or by him for Good Reason, he will be entitled to receive a pro rata portion of his bonuses (described above) that would have been payable in respect of the fiscal year as of the date of termination plus severance equal to two times the sum of his then current base salary and the annual bonus paid or payable to him with respect to the Company’s last full fiscal year, payable in a single lump sum within 30 days following termination. If Mr. Idol dies or becomes totally disabled, Mr. Idol is entitled to a pro rata portion of his bonus that would have been payable to Mr. Idol in respect of such fiscal year as of the date of death or Total Disability.
Mr. Idol has also agreed that during the term of the Idol Agreement he will not engage in, or carry on any Competitive Business (as defined in the Idol Agreement and unchanged from the prior agreement); provided, that he may own ten percent (10%) or less in a Competitive Business as a passive investor so long as he does not manage or exercise influence or control over such business.
The Idol Agreement continues the indemnification commitments that applied under the prior agreement. To the extent permitted by law and the Company’s or MKHL’s by-laws or other governing documents, the Company and/or MKHL (as applicable) will indemnify Mr. Idol with respect to any claims made against him as an officer, director or employee of MKHL, the Company or any other subsidiary of MKHL, except for acts taken in bad faith or in breach of his duty of loyalty to the Company or MKHL. During the term and for as long thereafter as is practicable, the Company agreed that Mr. Idol will be covered under a directors and officers liability insurance policy with coverage limits in amounts no less than that which the Company currently maintains as of the date of the Idol Agreement.
Mr. Idol has agreed that all rights to the Company’s intellectual property are and will remain the sole and exclusive property of the Company and Mr. Idol remains obligated to maintain the confidentiality of the Company’s proprietary information. For two years after termination of his employment, Mr. Idol has agreed not to hire any person who was employed or retained by the Company or any of its affiliates within the one-year period immediately preceding such employment or retention.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MICHAEL KORS HOLDINGS LIMITED

Date: March 30, 2018	By:	/s/ Krista A. McDonough
	Name:	Krista A. McDonough
	Title:	Senior Vice President, General Counsel